WOODROAST SYSTEMS, INC.
                        10250 VALLEY VIEW ROAD, SUITE 145
                           EDEN PRAIRIE, MN 55344-3542


                              NOTICE OF REDEMPTION
                                       OF
                           REDEEMABLE CLASS A WARRANTS


                                                                 August 15, 1996

To:      Holders of Redeemable Class A Warrants
         of Woodroast Systems, Inc.

         Woodroast Systems, Inc. (the "Company") hereby exercises its right, pursuant to the Warrant Agreement dated June 6, 1994 by and between the Company and Norwest Bank Minnesota, N.A., as Warrant Agent (the "Warrant Agent"), to redeem on September 17, 1996 (the "Redemption Date"), all of the Company's then outstanding Redeemable Class A Warrants (the "Redeemable Warrants").

         This Notice also serves as notice to you of the Company's decision to reduce the exercise price of the Redeemable Warrants from $6.00 to $4.00 per share. The reduction in the exercise price is effective as of August 15, 1996, and each Warrant holder shall thereafter be entitled to exercise the Redeemable Warrants for the purchase of Common Stock at $4.00 per share until September 16, 1996, the last business day prior to the Redemption Date.

         The terms of redemption of the Redeemable Warrants and certain other matters relating to the redemption or exercise of the Redeemable Warrants are summarized below.

TERMS OF REDEMPTION

    Redemption Date:                            September 17, 1996

    Redemption Price:                           $.01 per Redeemable Warrant

CESSATION OF RIGHT TO EXERCISE AND OTHER RIGHTS OF WARRANT HOLDERS

         WARRANT HOLDERS WILL CONTINUE TO HAVE THE RIGHT TO EXERCISE THE REDEEMABLE WARRANTS UNTIL 5:00 P.M., MINNEAPOLIS, MINNESOTA TIME, ON SEPTEMBER 16, 1996, AT WHICH TIME THE RIGHT TO EXERCISE THE REDEEMABLE WARRANTS WILL TERMINATE. THEREAFTER, HOLDERS OF REDEEMABLE WARRANTS WILL HAVE NO RIGHTS EXCEPT TO RECEIVE, UPON SURRENDER OF THEIR REDEEMABLE WARRANTS, THE REDEMPTION PRICE.

         The Redemption Price of $.01 per Redeemable Warrant is less than either
(i) the market price of the Company's Common Stock or (ii) the price that could be obtained upon the sale of the Redeemable Warrants in the open market.

REDEMPTION PROCEDURE

         Payment of the amount to be received on redemption will be made by the Company upon the presentation and surrender of the Redeemable Warrants for payment at any time on or after the Redemption Date. To surrender Redeemable Warrants for redemption, Redeemable Warrant holders should deliver certificates representing the Redeemable Warrants to the Warrant Agent at the following address, accompanied by the enclosed Letter of Transmittal:

         Norwest Bank Minnesota, N.A.
         Shareowner Services
         Reorganization Department
         P.O. Box 64858
         South Saint Paul, Minnesota 55164-0858

EXERCISE RIGHT; EXERCISE PRICE

         In lieu of surrendering the Redeemable Warrants for redemption, Warrant holders may, at their option, exercise their Redeemable Warrants. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $4.00 per share until the close of business on September 16, 1996. After 5:00 p.m., Minneapolis, Minnesota Time, on September 16, 1996, the Redeemable Warrants will no longer be exercisable.

         The last sale prices as reported on the Nasdaq SmallCap Market on August 14, 1996, were $5.13 per share of Common Stock and $.53 per Redeemable Warrant.

EXERCISE PROCEDURE

         The Redeemable Warrants may be exercised by delivery of the Redeemable Warrants to the Warrant Agent, at the address set forth above, on or before 5:00 p.m., Minneapolis, Minnesota Time, on September 16, 1996. The Redeemable Warrants so delivered must be accompanied by (i) a certified or bank cashier's check made payable to Woodroast Systems, Inc. for the full amount of the exercise price ($4.00 for each Redeemable Warrant exercised), and (ii) the enclosed Letter of Transmittal, completed in accordance with the instructions therein.

         Each Redeemable Warrant will be deemed exercised on the date upon which it, the fully completed and signed Letter of Transmittal and the exercise price are received by the Warrant Agent.

         ANY REDEEMABLE WARRANT RECEIVED WHICH IS NOT ACCOMPANIED BY PAYMENT OF THE EXERCISE PRICE OR WHICH IS RECEIVED WITHOUT THE LETTER OF TRANSMITTAL HAVING BEEN PROPERLY COMPLETED AND SIGNED WILL BE DEEMED TO HAVE BEEN DELIVERED FOR REDEMPTION, AND NOT FOR EXERCISE. ANY REDEEMABLE WARRANT RECEIVED WITH A COMPLETED AND SIGNED LETTER OF TRANSMITTAL BUT WHICH IS NOT ACCOMPANIED BY THE FULL EXERCISE PRICE WILL BE DEEMED TO HAVE BEEN EXERCISED ONLY FOR THE NUMBER OF REDEEMABLE WARRANTS FOR WHICH THE EXERCISE PRICE WAS PAID IN FULL.

RIGHT TO EXERCISE IN CERTAIN JURISDICTIONS

         The shares of Common Stock issuable upon exercise of the Redeemable Warrants must be registered, or qualified for an exemption from registration, under the securities or "blue sky" laws of the state in which a holder seeking to exercise such Redeemable Warrant resides. The Company has taken action to register or qualify the shares of Common Stock issuable upon exercise of the Redeemable Warrants or to determine the availability of an exemption from registration in various jurisdictions, based on the most recent information available to the Company with respect to the jurisdictions in which holders of the Redeemable Warrants reside.

         In each of the following jurisdictions, the Redeemable Warrants may be exercised:

California                     Illinois(1)                New York
Connecticut                    Maryland                   Pennsylvania(4)
District of Columbia           Minnesota                  South Dakota
Florida                        Missouri(2)                Texas
Hawaii                         New Jersey(3)              Wisconsin


(1) The Company has filed an Application for Registration in the State of Illinois covering the exercise of up to 41,666 warrants. Exercises in excess of such registration must be made pursuant to either an amended registration or an exemption.

(2) Based on the Company's most recent information regarding ownership of the Redeemable Warrants, action has been taken to obtain approval for the issuance of shares to one warrant holder. Additional exercises may require further action.

(3) An exemption is available for exercises by certain institutional investors, including banks, insurance companies, pension or profit sharing trusts and broker-dealers.

(4) The Company is currently awaiting approval of its application for an exemption in the State of Pennsylvania. Warrant holders in the State of Pennsylvania should contact the Warrant Agent to confirm the availability of the exemption prior to exercising their Redeemable Warrants.

         In each of the following jurisdictions, the Redeemable Warrants may not be exercised unless the Common Stock issuable upon exercise of the Redeemable Warrant is registered or an application for exemption is filed with and accepted by the respective jurisdiction's securities authorities:

Alabama        Iowa               Nebraska              Rhode Island
Alaska         Kansas             Nevada                South Carolina
Arizona        Kentucky           New Hampshire         Tennessee
Arkansas       Louisiana          New Mexico            Utah
Colorado       Maine              North Carolina        Vermont
Delaware       Massachusetts      North Dakota          Virginia
Georgia        Michigan           Ohio                  Washington
Idaho          Mississippi        Oklahoma              West Virginia
Indiana        Montana            Oregon                Wyoming


         Applications for registration or exemption have not been filed in these jurisdictions. Residents of the above jurisdictions may not be entitled to exercise their Redeemable Warrants unless and until registration of the underlying securities has been accomplished or other necessary approvals have been obtained. The Company will use reasonable best efforts to obtain such appropriate approvals or registrations prior to the Redemption Date in jurisdictions in which holders of Redeemable Warrants are known to reside, but no assurance can be given that it will be successful in doing so. If any required registration or approval is not obtained in any jurisdiction, residents of that jurisdiction will not be permitted to exercise their Redeemable Warrants.

         If any approval or exemption from registration is available only for a limited number of exercises in any jurisdiction, exercises will be permitted on a first-come, first-served basis in the order that Redeemable Warrants are received by the Warrant Agent for exercise. If the Company determines that any Redeemable Warrants received for exercise are not permitted to be exercised, any amount previously delivered to the Warrant Agent in payment of the exercise price of any such Redeemable Warrant will be returned, without interest or deduction, and the Redeemable Warrants will be redeemed for the Redemption Price.